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                                                                EXHIBIT (d)(iii)


                     DIRECTOR'S QUALIFYING SHARES AGREEMENT


         THIS AGREEMENT, made and entered into as of the ___ day of December 2004, by and between _________________ (hereinafter called "Director") and The Republic Corporation, a Texas corporation and registered bank holding company (hereinafter called "Seller"), provides as follows:

                                    RECITALS

         WHEREAS, Seller is a registered bank holding company which "controls" First National Bank in Trinidad (the "Bank") within the meaning of 12 U.S.C.
Section 72.

         WHEREAS, the National Bank Act and regulations of the Comptroller of the Currency require directors of a national banking association to own a qualifying equity interest in a national bank or its controlling corporation;

         WHEREAS, a national bank director may own his or her qualifying equity interest in the national bank itself or by owning shares of a company that has control of a national bank having an aggregate par value of $1,000, an aggregate shareholders' equity of $1,000, or an aggregate fair market value of $1,000;

         WHEREAS, Director is currently serving as a member of the board of directors of the Bank and holds 100 directors shares of common stock in the Bank (the "Bank Stock") pursuant to the terms of that certain qualifying shares agreement with the Bank;

         WHEREAS, director acquired his or her shares of Bank Stock for $5,000;

         WHEREAS, Director and Seller mutually agree that it would be preferable for Director to hold directors qualifying shares by owning shares of the $1.00 par value voting common stock of Seller;

         WHEREAS, Director desires to acquire from Seller _____________ (_____) shares of common stock of Seller (the "Common Stock") as his qualifying shares, and Seller desires to transfer such shares of Common Stock to Director, retaining certain rights and a right to repurchase such shares pursuant to the terms and subject to the conditions hereof.

         NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

         1. Termination of Current Directors Qualifying Shares Documentation. Director and Seller agree that qualifying shares agreement with the Bank is hereby terminated and shall be of no further force or effect, and the shares of Bank Stock held by Director pursuant to such documentation shall be transferred by Director to Seller pursuant to the terms hereof.


         2. Sales Price. Director acknowledges and agrees that Director paid $5,000 for his shares of Bank Stock.



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         3. Share Exchange. Director hereby assigns, transfers and delivers 100 shares of Bank Stock to Seller in exchange for ______ shares of Common Stock to serve as Director's qualifying shares in satisfaction of the National Bank Act.

         4. Director's Representations and Warranties.

         The Director hereby warrants, represents and covenants to the Seller as follows:

         (a) Ownership of Shares. The Director is the sole owner of the Bank Stock and holds the Bank Stock for the sole purpose of qualification for membership on the board of directors of the Bank. Pursuant to the Director's agreement with the Bank as evidenced by the legend on the Bank Stock, the Director may only sell the Bank Stock to the Seller or a successor director for the same price as the Director originally paid. Except as described in the preceding sentence the Bank Stock are free and clear of all security interests, liens, pledges, encumbrances, restrictions, adverse claims, buy-sell agreements, preemptive rights or rights of any third parties. Upon transfer of the Bank Stock in accordance with this Agreement, good and marketable title to the Bank Stock will be transferred to, and vested in, the Seller.

         (b) No Breach. The execution of this Agreement and the Director's compliance with the terms hereof will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, any security agreement, pledge, agreement, or other instrument to which the Director or the Bank Stock is subject.

         5. Repurchase of Shares. Director agrees to sell to Seller, and Seller agrees to repurchase from Director, the Common Stock on the first day following termination of such Director's service in the capacity of a qualified member of the Board of Directors of the Bank or upon the attempted disposition of the qualifying shares by transfer, sale, assignment, alienation or otherwise. Director hereby agrees to give written notice to Seller five (5) business days prior to any attempted transfer, sale, assignment, alienation or other disposition of the qualifying shares. The repurchase price shall be $5,000 in the aggregate, payable upon transfer and surrender of the Common Stock to the Seller.

         6. Restriction on Pledging or Encumbering the Qualifying Shares. Director hereby agrees that he will not pledge, encumber or otherwise hypothecate any of the Common Stock without the express written consent of Seller.

         7. Waiver of Dividends and Preemptive Rights. Director hereby relinquishes in favor of the Seller all cash or stock dividends paid or to be paid on or with respect to the Common Stock and specifically disavows any right whatsoever to receive such dividends, and waives any and all preemptive rights that he may have by reason of ownership of such shares and hereby directs, consents and agrees that any and all such preemptive rights shall be exercised by Seller. Any and all other stock rights or benefits not expressly mentioned herein are likewise


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waived and shall be received or exercised by Seller, except the right to vote the Common Stock, which is reserved and retained to Director during his ownership of such shares.

         8. Endorsement of Certificate. Director and Seller agree that the certificate representing the Common Stock will be endorsed with the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A CERTAIN AGREEMENT DATED AS OF DECEMBER __, 2004, WHICH AGREEMENT IS AVAILABLE FOR INSPECTION IN THE OFFICE OF THE PRESIDENT OF THE REPUBLIC CORPORATION. (THE "CORPORATION") AND WHICH AGREEMENT PROVIDES FOR REPURCHASE OF SUCH SHARES BY THE CORPORATION. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN STRICT ACCORDANCE WITH THE TERMS OF THAT AGREEMENT. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE HOLDER REQUESTING SUCH A COPY."

         7. Specific Performance. The parties hereby declare that it is impossible to measure in money the damages that will accrue to any party hereto, his heirs, personal representatives, successors and assigns, by reason of a failure to perform any of the obligations under this Agreement. Therefore, if a party hereto, his heirs, personal representatives, successors or assigns, shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement.

         8. Miscellaneous.

         (a) No Waiver of Rights or Remedies. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude the prior or subsequent exercise of any other right, power or privilege.

         (b) Severability. Should any one or more of the provisions hereof be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

         (c) Successors in Interest. This Agreement shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties.

         (d) CHOICE OF LAW. IT IS THE INTENTION OF THE PARTIES THAT THE LAWS OF TEXAS SHOULD GOVERN THE VALIDITY OF THIS AGREEMENT, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTIES,



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                  AND ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE
                  PERFORMABLE IN DALLAS COUNTY, TEXAS.

         (e) Integrated Agreement. The foregoing constitutes the entire agreement between the parties on the subject hereof, and there are no agreements or understandings between the parties on this subject matter other than those set forth herein.

         (f) Modification. Modification of this Agreement shall not be valid unless the same is in writing and signed by all parties hereto.

         (g) Relation to Banking Laws. In case any one or more of the provisions contained in this Agreement shall be held by a court or administrative authority of competent jurisdiction to violate any portion of the National Bank Act, as amended, or any other laws of the United States or the State of Texas, such provision or provisions of this Agreement shall be of no force or effect, but all other provisions of this Agreement shall not be affected thereby, and shall continue in full force and effect, and this Agreement shall thereafter be construed as if such provision had never been contained herein.

         (h) Notice. Unless otherwise provided herein, any and all payments, notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this paragraph. All communications must be in writing and addressed as follows:


                                            If to Director:

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                            Telephone:
                                                      --------------------------

                                            Telecopy:
                                                     ---------------------------


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                                            If to Seller:

                                            THE REPUBLIC CORPORATION
                                            5340 Weslayan
                                            P.O. Box 270462
                                            Houston, Texas  77277
                                            c/o President
                                            Telecopy:  (____) _________

         (i) Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.



                            [signature page follows]


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year indicated above.

                                          SELLER:

                                          THE REPUBLIC CORPORATION


                                          By:
                                              ----------------------------------
                                              J. E. Eisemann, IV, Vice President


                                          DIRECTOR:


                                          --------------------------------------